INVESTMENT ADVISORY CONTRACT

Effective Date:  January 19, 1996


RECITALS

For the mutual consideration as stated below, AmTrust Capital Resources, Inc.
 (the "Advisor"), a Texas corporation, agrees to provide certain investment management services to AmTrust Investors, Inc. (the "Fund"), a no-load, diversified registered investment management company incorporated in the state of Texas.

I.     SERVICES
INVESTMENT MANAGEMENT
The Advisor will act as the investment advisor for the Fund and will manage the investment and reinvestment of the assets of the Fund in accordance with the Fund's investment objectives, policies and limitations, and to administer its affairs to the extent requested by and subject to the supervision of the Board of Directors of the Fund for the period and upon the terms herein set forth. At all times the Advisor will be governed by the objectives and policies of the Fund as stated in the Fund's current Prospectus, the By-Laws, and the Articles of Incorporation of the Fund as may from time to time be in force.

The Advisor further agrees to comply with all laws and procedures of the Securities and Exchange commission (the "SEC"), the Internal Revenue Service, the state of Texas, the National Association of Securities Dealers (the "NASD") and other appropriate agencies and relevant laws regarding the management and investment selection of registered investment companies. Any violation of the laws and procedures may be considered a breach of this contract by the Advisor.

The Advisor also agrees to follow the policies and suggestions of the Fund and its Board of Directors unless such policies and suggestions would constitute a material change in this contract or is materially different from objectives and policies stated in the Registration Statements.

The Advisor accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment, to provide clerical, bookkeeping and administrative services for the Fund, to provide shareholder and information services, to permit any of its officers or employees to serve without compensation as directors or officers of the Fund if elected to such positions and to assume the obligations herein set forth for the compensation herein provided. The advisor shall for all purposes herein provided be deemed to be an independent contractor, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

The Advisor agrees to keep appropriate records and calculate performance data for the Fund and agrees to provide such records and summaries to the Fund, the public or to other parties in furtherance of the business of the Fund. Such records and calculations of performance data will be maintained in compliance with the SEC, the NASD and other such regulatory body, where applicable.

The Advisor shall assume all operating expenses of the Fund except the investment advisory fees (as described below), and the usual brokerage commissions and fees associated with buying and selling securities.

The services of the Advisor to the Fund under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.


PERSONNEL
Subject to applicable statutes and regulations, it is understood that directors, officers, or agents of the Fund are or may be interested in the Advisor as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Advisor may be interested in the Fund otherwise than as a director, officer or agent.

INDEMNIFICATION
The Fund agrees to indemnify and hold harmless the Advisor, directors, officers, and employees of the Advisor (the "Indemnitees") against any and all claims arising out of the performance of its duties under this contract with the exception of loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Fund will advance attorney's fees and other expenses incurred by the Indemnitees in defending an action upon the undertaking of the indemnitee to repay the advance so long as either:
 1) the Indemnitee provides reasonable security for his undertaking; or
 2) a majority of quorum of "disinterested" (as defined by the Investment Company Act of 1940 (the "Act"), non-party directors of the Fund, or an independent legal counsel, in a written opinion, shall determine, based upon a review of readily available facts (as apposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

Notwithstanding the above, the Fund may properly refuse to advance such fees, if, upon advice from counsel, it believes that such advance would constitute a breach of fiduciary duty involving a personal misconduct under section 36 of the Act or an unlawful and willful conversion of the Fund's assets under section 37 of the Act.

This Agreement does not provide for indemnification for any claim, whether or not there is an adjudication of liability, arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties as described in section 17 of the Act ("Disability Conduct") if:
1) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of Disability Conduct; or
2) a reasonable determination based upon a review of the facts that the Indemnitee was liable by reason of the Disability Conduct by:
   a) a vote of majority of a quorum of directors who are neither "interested parties" as defined above and who are not parties to the proceeding or:
   b) an independent legal counsel in a written opinion.

FIDELITY BONDING
The Advisor will maintain a fidelity bond in compliance with Rule 17(g) covering all access persons and insuring the Fund from larceny and embezzlement. In compliance with the requirements concerning policies that have a deductible clause, an escrow account has been established in the amount of the deductible and shall be maintain a balance for at least the amount of the deductible as stated on the policy. The Advisor will also comply with Rule 17(g) concerning notice to the independent directors of the Fund concerning any claim made against the Advisor.



LEGALITY
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

II.      COMPENSATION
In consideration for services provided, the Fund agrees to provide the Advisor an Investment Advisory Fee (the "Fee"). The Fee shall be accrued daily and paid monthly at a specified annual rate (see "Annual Rate of the Advisory Fee"), multiplied by the aggregate average daily closing value of the Fund's Net Asset Value ("NAV") during the previous 30 days. That amount will then be multiplied by a fraction, the numerator of which is one (1) and the denominator of which is three hundred and sixty five (365), or if a leap year, three hundred and sixty-six (366).

ANNUAL RATE OF THE ADVISORY FEE
The specified annual rate will depend on the size of the Fund's average net assets as calculated during the last thirty (30) days. The following table sets for the annual rate that the Fund would pay depending on the Fund's thirty (30) day moving average net assets:

              If the average net assets during     The Fund would pay an
                   the last 30 days was             advisor fee at the
         greater than    but   less than              Annual Rate of
         --------------------------------         -----------------------
                   .00      $2,000,000.00                    1.50%
         $2,000,000.00       3,000,000.00                    1.45%
          3,000,000.00       4,000,000.00                    1.40%
          4,000,000.00       5,000,000.00                    1.35%
          5,000,000.00      10,000,000.00                    1.30%
         10,000,000.00                                       1.25%


III.     DURATION
This Agreement shall become effective on approval by the majority vote of the shareholders at the annual shareholders meeting held on January 19, 1996 and by the subsequent vote of the majority of the independent of Directors of the Fund and shall remain in force for at least two (2) years from that date. This two (2) year effectiveness of the continuance of the Agreement shall continue only as long as such continuance is specifically approved at least annually in the manner required by the Investment Company Act of 1940.



IV.     TERMINATION
This Agreement shall be terminable upon written notice, by either party giving sixty (60) days notice. Termination shall be without penalty to either party. The Fund may effect termination by action of the Board of Directors of the Fund or by vote of a majority of the outstanding shares of the common stock of the Fund, accompanied by appropriate notice.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of the common stock of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Advisor or any officer or director of the Advisor has taken any action which results in a breach of the covenants of the Advisor set forth herein.

Termination of this Agreement shall not affect the right of the Advisor to receive payments on any unpaid balance of the compensation described herein earned prior to such termination.



V.     ASSIGNMENT
This Agreement is automatically void upon assignment of the contract by either party.


IN WITNESS WHEREOF, the Fund and the Advisor have caused this Agreement to be executed on this 19th day of January, 1996.

On behalf of the Advisor:

S/ Jimmy Baker
Jimmy Baker, Director of the Advisor



On Behalf of the Fund:

S/ Jimmy Baker
Jimmy Baker, Director of the Fund

S/ Jesse Baker
Jesse Baker, Director of the Fund

S/ Mickey Pachta
Mickey Pachta, Director of the Fund

S/ Paul Erdelt
Paul Erdelt, Independent Director of the Fund

S/ Paul Teinert
Paul Teinert, Independent Director of the Fund